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                                   AGREEMENT


     This agreement ("Agreement") made and entered into as of this 30th day of May, 1999, by and between World Cyberlinks Corp. ("WCYB") on the one hand, and Richard Stegner (Stegner) on the other hand.

     WHEREAS, Stegner has financially supported the startup activities and business (the "Business") of WCYB; and

     WHEREAS, Stegner desires to continue to support the Business and now accept the position of Secretary and Treasurer ("Services") to WCYB; and

     WHEREAS, WCYB desires Stegner to provide those Services; and

     WHEREAS, WCYB and Stegner desire to have this Agreement control the rights, liabilities, obligations and benefits of each party to the other.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the payment of Ten and NO/OO ($10.00) Dollars, the receipt of which is acknowledged by the execution of this Agreement, and for other good and valuable consideration, it is agreed as follows:

     1. Stegner shall perform as Vice President of the Company. In the event WCYB accepts contracts from or contracts with any source introduced by Stegner, then Stegner shall be entitled to a 5% fee, comprised of 5% cash.

     2. Stegner shall also provide sales and marketing services consulting and distribution Services by seeking markets for the sale of WCYB products.

     3. WCYB shall issue to Stegner 750,000 shares of Stock for the Services provided by Stegner to WCYB.

     4. Stegner will provide these services for a period of 4 four years ending December 1, 2003.

     5. This Agreement may be amended to limit, expand or define the Services herein before setforth, but only in writing, signed by the parties hereto.



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     6. This Agreement contains the entire understanding of the parties, and merges all prior understandings, both oral and written.

     7. This Agreement shall be construed by the laws of the State of New York, and in the event of any dispute, any legal action may only be commenced in the courts located in the State of New York


WORLD CYBERLINKS CORP.


BY: /s/ John F. Russell
-----------------------
John F. Russell
President



Richard Stegner
BY: /s/ Richard Stegner